Ex-Filing Fees

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

ORMAT TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(r)	4,312,500(1)	$90.00	$388,125,000	0.00011020	$42,771.38(2)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$388,125,000		$42,771.38
	Total Fees Previously Paid
	Total Fees Offsets
	Net Fee Due							$42,771.38

(1) Includes 562,500 shares of Common Stock that are subject to the underwriters’ option to purchase additional shares.

(2) The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on November 16, 2020 (File No. 333-250110) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.